CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Davis New York Venture Fund, Inc.:

We consent to the use of our report dated December 20, 2016, with respect to the financial statements and financial highlights of Davis Global Fund and Davis International Fund (each a series comprising Davis New York Venture Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus, and "Third-Parties Receiving Portfolio Holdings Information" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
February 28, 2017